                                                                    EXHIBIT 99.1


                                        Portions of this Exhibit have been
                                        omitted pursuant to a request for
                                        confidential treatment. The omitted
                                        portions are marked ***** and have been
                                        filed separately with the Commission.

--------------------------------------------------------------------------------


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 CELL CITY, LLC


--------------------------------------------------------------------------------



(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 CELL CITY, LLC


     This Limited Liability Company Agreement (the "Operating Agreement") of
                                                    -------------------
Cell City, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act, is entered into this 5th day of January, 1998 by and among Cell Therapeutics, Inc., a Washington corporation ("CTI") and City of
                                                              ---
Hope National Medical Center, a California nonprofit corporation ("COH")
                                                                   ---
(referred to collectively herein as "Members").
                                     -------

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, CTI and COH desire to create a limited liability company pursuant to the Delaware Limited Liability Company Act, for the purpose of employing pharmacologic targets such as leukocyte 12 lipoxygenase, in order to identify compounds which regulate the activities of those targets as drug candidates, and all other activities permitted by law;

     NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Members agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     The following terms, as used herein, shall have the following meanings:

     "Act" means the Delaware Limited Liability Company Act, 6 Del. C. Sections
      ---                                                      ---  -
18-101, et seq., and all amendments to the Act, as in effect from time to time.
        -- ----

     "Additional Capital Contributions" shall have the meaning set forth in
      ---------------------------------
Section 9.2(a).

     "Additional Member" means a Person who has acquired a Company Interest from
      -----------------
the Company or from another Member in accordance with Section XII of this Operating Agreement pursuant to an Admission Agreement.

     "Admission Agreement" means the agreement between an Additional Member and
      --------------------
the Company described in Section 9.1(b), in the form approved by the Executive Committee from time to time.

     "Affiliate" means, with respect to any Person, another Person that directly
      ---------
or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. For purposes of this Operating Agreement "control" means an interest in excess of fifty percent (50%).

     "Allocable Share" means, as to any Member, that percentage initially set
      ---------------
forth opposite each Member's respective name on Exhibit B hereto, as it may be modified from time to time.

     "Ancillary Agreements" means the License Agreement, the CTI Services
      --------------------
Agreement and the COH Services Agreement.

     "Arbitrators" shall have the meaning specified in Section 15.3(b)(i).
      -----------

     "Bankruptcy" means, with respect to a Person: (i) the commencement against
      ----------
such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts, provided such proceeding shall not have been dismissed, nullified, stayed, or otherwise rendered ineffective (but only so long as such ineffectiveness shall continue in force) within ninety (90) days after the commencement of such proceedings; (ii) the commencement by such Person of proceedings for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts; (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, or trustee or assignee in bankruptcy or insolvency of such Person or of a substantial part of such Person's property, or for the winding up or liquidation of its affairs, which decree or order remains in force undischarged and unstayed for a period of ninety (90) days; or (iv) a general assignment by such Person for the benefit of creditors or the admission by such Person in writing of its inability to pay its debts generally as they become due.

     "Capital Account" means the account maintained for a Member determined in
      ---------------
accordance with Section 9.3.

     "Capital Contribution" means with respect to a Member, the value of
      --------------------
Property contributed, from time to time, to the Company by such Member pursuant to Sections 9.1 or 9.2; provided that such value, in the case of Property other than cash, shall be the fair market value of such Property as reasonably determined by the Member contributing such Property and the Executive Committee (excluding Representatives of the contributing Member).

     "Certificate of Formation" shall have the meaning set forth in Section 2.2
      ------------------------
hereof.

     "Code" means the Internal Revenue Code of 1986, as from time to time
      ----
amended, or any successor thereto, and all regulations adopted thereunder; any reference to a section of the Code shall mean such section or any successor thereto as in effect at the time or times in question.

     "COH" shall have the meaning set forth in the preamble hereof.
      ----

     "COH Put Notice" shall have the meaning set forth in Section 12.8(c)
      --------------
hereof.

     "COH Put Right" shall have the meaning set forth in Section 12.8(c) hereof.
      -------------

     "COH Services Agreement" means the research and services agreement, dated
      ----------------------
as of January 5, 1998, between the Company and COH whereby COH agrees to conduct the activities specified therein, as such agreement may be amended from time to time.

     "COH Unreturned Capital Contributions" shall mean the excess, if any, of
      ------------------------------------
COH's aggregate Capital Contributions over all distributions to COH from the Company under this Agreement.

     "Company" means Cell City, LLC, a limited liability company formed under
      -------
the laws of Delaware.

     "Company Intellectual Property" shall have the meaning set forth in Section
      -----------------------------
6.9 hereof.

     "Company Interest" means a "Limited Liability Company Interest," as defined
      ----------------
in the Act.

     "Company Property" means all Property owned of record or beneficially by
      ----------------
the Company.

     "Compound" means a pharmaceutical product which directly increases or
      --------
decreases the activity of the 12-lipoxygenase target enzyme.

     "Confidential Information" shall have the meaning specified in Section 15.8
      ------------------------
hereof.

     "Conversion Event" shall have the meaning set forth in Section 12.8(a)
      ----------------
hereof.

     "Corporate Partnering Arrangement" means a legally binding arrangement
      --------------------------------
between the Company and a third party, regardless of how structured, whereby such third party (exclusive of Affiliates of COH and CTI) agrees to provide to the Company (x) during the first two years following the Effective Date, $15,000,000 and (y) at any time thereafter $10,000,000, or more in equity, milestone payments, license fees, research or development reimbursement or sharing, or any combination thereof, but excluding from such $10,000,000 future contingent royalty payments.

     "CTI" shall have the meaning set forth in the preamble hereof.
      ---

     "CTI Administrative Contributions" shall have the meaning set forth in
      --------------------------------
Section 9.1(c) hereof.

     "CTI Buy-Out Notice" shall have the meaning set forth in Section 12.8(b)
      ------------------
hereof.

     "CTI Buy-Out Option Period" shall have the meaning set forth in Section
      -------------------------
12.8(b) hereof.

     "CTI Buy-Out Right" shall have the meaning set forth in Section 12.8(b)
      -----------------
hereof.

     "CTI Common Stock" means the shares of common stock of CTI any stock into
      ----------------
which such common stock may hereafter be changed.

     "CTI Deferred Capital Contributions" means the deferred capital
      ----------------------------------
contributions to be made by CTI as described in Section 9.1(a) and Exhibit C-2 attached hereto.

     "CTI Ordinary Capital Contributions" shall mean the excess of CTI's
      ----------------------------------
aggregate Capital Contributions over the CTI Preferred Capital Contributions.

     "CTI Preferred Capital Contributions" shall have the meaning set forth in
      -----------------------------------
Section 9.2(b)(i).

     "CTI Services Agreement" means the research and services agreement, dated
      ----------------------
as of January 5, 1998, between the Company and CTI whereby CTI agrees to conduct the activities specified therein, as such agreement may be amended from time to time.

     "CTI Unmatched Additional Capital Contributions" shall have the meaning set
      ----------------------------------------------
forth in Section 9.2(b) hereof, provided, however, that CTI Administrative Contributions shall in no way be included in the meaning thereof.

     "CTI Unpaid Preferred Return" shall mean, as of any date, the excess, if
      ---------------------------
any, of the Preferred Return accrued through such date over all distributions from the Company to CTI of such Preferred Return under this Operating Agreement.

     "CTI Unreturned Ordinary Capital Contributions" shall mean the excess, if
      ---------------------------------------------
any, of CTI's aggregate CTI Ordinary Capital Contributions over all distributions from the Company to CTI in return of the CTI Ordinary Capital Contributions under this Operating Agreement.

     "CTI Unreturned Preferred Capital Contributions" shall mean the excess, if
      ----------------------------------------------
any, of CTI's aggregate CTI Preferred Capital Contributions over all distributions from the Company to CTI in return of the CTI Preferred Capital Contributions under this Operating Agreement.

     "Deadlock" means a situation in which the Executive Committee fails to
      --------
obtain the requisite vote for or against a matter as required by Section 8.1(b) and (c).

     "Development Plan and Budget" shall have the meaning set forth in Section
      ---------------------------
5.1 hereto. Schedule I hereto sets forth the initial development plan and budget.

     "Disposition (Dispose)" means any sale, assignment, transfer, exchange,
      ---------------------
mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

     "Dissolution Event" shall have the meaning set forth in Section 13.1
      -----------------
hereof.

     "Effective Date" shall have the meaning set forth in Section 2.5 hereof.
      --------------

     "Executive Committee" shall have the meaning set forth in Section 8.2(a)
      -------------------
hereof.

     "Fair Market Value" shall have the meaning set forth in Section 12.8(d)
      -----------------
hereof.

     "Field" means the use of Compounds to block, inhibit, enhance or otherwise
      -----
affect the 12-lipoxygenase enzyme for the prevention and treatment of diseases or ailments in humans or animals for which the regulation of 12-lipoxygenase may provide therapeutic benefit, including the use of ribozymes (including chimeric ribozymes) for any therapeutic or diagnostic purpose.

     "First Commercial Sale" means the date the Company or a sublicensee of the
      ---------------------
Company first sells commercially a product based on Company Intellectual Property to a third party (excluding Affiliates of Members) in an arms-length transaction pursuant to a regulatory approval granted by the United States Food and Drug Administration or any successor thereto.

     "Fiscal Year" means the fiscal period of twelve months ending on each
      -----------
December 31.

     "Force Majeure" shall have the meaning specified in Section 12.3(b) hereof.
      -------------

     "GAAP" means U.S. generally accepted accounting principles consistently
      ----
applied.

     "Initial Capital Contribution" means the initial capital contribution made
      ----------------------------
by the Members and any Additional Members, as described in Section 9.1 and Exhibit C-1 attached hereto.

     "JAMS" shall have the meaning specified in Section 15.3(b)(i) hereof.
      ----

     "License Agreement" means the license agreement, dated the date hereof,
      -----------------
between COH and the Company, attached hereto as Exhibit D.

     "Liquidating Trustee" means the Member or such other Person as to whom all
      -------------------
Members agree (or, in the absence of such agreement, the Executive Committee), charged with carrying out the winding up of the Company.

     "Majority Vote" means approval by more than fifty percent (50%) of the
      -------------
votes of all Representatives comprising the Executive Committee.

     "Market Price" per share of CTI Common Stock at any date herein specified
      ------------
shall mean the average of the daily market prices for the twenty (20) consecutive trading days ending ten (10) trading days after the date of determination. The market price for each such trading day shall be the last reported sales price on the principal exchange on which the Common Stock is then listed, or, if it is not so listed, the Nasdaq National Market or, if it is not so listed, on the over-the-counter market.

     "Member" means CTI, COH and any Additional Members.
      ------

     "Member Veto Right" shall mean the right of a Member to veto, in its sole
      -----------------
discretion but subject to the remainder of this definition, a Corporate Partnering Arrangement or the admission of an Additional Member based on its determination that the third party has a negative reputation or standing in the pharmaceutical industry.

     "Net Profits" or "Net Losses" means, for each period taken into account
      -----------      ----------
under Article IV, an amount equal to the Company's taxable income or taxable loss for such period, determined in accordance with federal income tax principles, with the following adjustments:

          (i) There shall be added to such taxable income or taxable loss an amount equal to any income received by the Company during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under Section 103 of the Code);

          (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or loss;

          (iii) In the event the book value of any Company asset is adjusted pursuant to this Operating Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses, and shall be allocated in accordance with the provisions of Article X;

          (iv) The gain or loss on disposition of Company assets and the depreciation, amortization or other cost recovery deductions, if any, with respect to Company assets shall be calculated by reference to their book value rather than their adjusted tax basis; and

          (v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

     "Officer" shall have the meaning set forth in Section 8.8(a) hereof.
      -------

     "Operating Agreement" means this Limited Liability Company Agreement,
      -------------------
including all amendments adopted in accordance with this Operating Agreement and the Act.

     "Operating Policy" shall have the meaning set forth in Section 5.1 hereof.
      ----------------

     "Person" means an individual, trust, governmental authority, estate, or any
      ------
incorporated or unincorporated company, corporation, limited liability company, partnership or other organization.

      (The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

     "Preferred Return" shall mean an amount equal to the lower of (i) *****%
      ----------------
per annum, or (ii) *****% in excess of the rate of interest in effect under CTI's then existing primary line of credit (if any), compounded semi-annually, on CTI Unreturned Preferred Capital Contributions.

     "Principal Office" shall have the meaning set forth in Section 2.8 hereof.
      ----------------

     "Proceeding" means any administrative or judicial adversary proceeding or
      ----------
hearing, civil, criminal or investigative, the result of which may be that a court, arbitrator, mediator or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding.

     "Property" means any property, real or personal, tangible or intangible,
      --------
including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     "Representative" shall have the meaning set forth in Section 8.2(a) hereof.
      --------------

     "Selling Member" shall have the meaning set forth in Section 12.4(a)
      --------------
hereof.

     "Services Agreements" means the CTI Services Agreement and the COH Services
      -------------------
Agreement.

     "Tax Matters Member" shall have the meaning set forth in Section 11.2
      ------------------
hereof.

     "Taxable Year" shall mean the Fiscal Year.
      ------------

     "Unanimous Vote" means the approval by one hundred percent (100%) of the
      --------------
votes of all Representatives comprising the Executive Committee.

     "Withdrawing Member" has the meaning set forth in Section 12.5 hereof.
      ------------------


                                  ARTICLE II
                                   FORMATION

     2.1  ORGANIZATION. The Members hereby form, and agree to jointly operate, a
          ------------
Delaware limited liability company pursuant to the provisions of the Act. The Members hereby agree that, except where otherwise required by applicable law, the Company shall be treated as a partnership for purposes of U.S. federal, state and local income taxes or other taxes and the Members shall not take any position or make any election inconsistent therewith.

     2.2  CERTIFICATE OF FORMATION. Concurrently with or as soon as possible
          ------------------------
after the execution of this Operating Agreement, the Members shall cause the Certificate of Formation, in the form attached hereto as Exhibit E (the "Certificate of Formation"), to be filed in the office of the Secretary of the
 ------------------------
State of Delaware in accordance with the requirements of the Act. From time to time, the Members shall cause to be filed, and the Members agree to execute, such further certificates of formation, qualification to do business, or like filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Company's business or to provide notification of the limitation of liability of Members.

     2.3  AGREEMENT. For and in consideration of the mutual covenants herein
          ---------
contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that as of the date hereof, this Operating Agreement, any Ancillary Agreements, the Development Plan and Budget and the Operating Policy, as each agreement may be amended from time to time in accordance with their terms, shall be the sole sources of agreement of the parties with respect to the subject matter hereof, and, except (i) to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule and (ii) to the extent the Members enter into agreements subsequent to the date hereof. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make this Operating Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

     2.4  NAME. The name of the Company is Cell City, LLC.
          ----

     2.5  EFFECTIVE DATE. This Operating Agreement shall become effective on the
          --------------
date (the "Effective Date") the Certificate of Formation is accepted and the
           --------------
Company is duly formed as certified by the Secretary of State of the State of Delaware.

     2.6  TERM. The Company shall dissolve fifteen (15) years after the
          ----
Effective Date unless (i) sooner dissolved as hereinafter provided; or (ii) extended for an additional term on one or more occasions as hereinafter provided. Not later than one hundred and twenty (120) days prior to the expiration of the then effective term, or such other date selected by the Executive Committee by Majority Vote, the Executive Committee shall meet for the purpose of determining whether or not the term will be extended and the duration of such term. Extension of the term shall require a Unanimous Vote.

     2.7  REGISTERED AGENT AND OFFICE. The registered agent for the service of
          ---------------------------
process and the registered office shall be that Person and location reflected in the Certificate of Formation as filed in the office of the Secretary of State of the State of Delaware. The Executive Committee, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Executive Committee shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Executive Committee shall fail within thirty (30) days to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

     2.8  PRINCIPAL OFFICE. The principal office of the Company (the "Principal
          ----------------                                            ---------
Office") shall be at such place as the Executive Committee may decide from time
------
to time.

     2.9  GOVERNMENTAL APPLICATIONS. The Members agree to cooperate and exercise
          -------------------------
due diligence in securing any necessary regulatory approvals and such other matters as may be necessary or appropriate for purposes of effectuating the business of the Company.


                                  ARTICLE III
                              NATURE OF BUSINESS

     3.1  PURPOSE. The Company is empowered to (a) exploit Compounds in the
          -------
Field; (b) conduct the activities specified in the Services Agreements; and (c) engage in any and all activities incidental to the foregoing. The Company is empowered to engage in all other activities permitted by law to the extent approved by a Unanimous Vote of the Executive Committee. The Company is also empowered to take any and all action necessary, appropriate, or convenient for the accomplishment of its purposes, and for the benefit of the Company and its Property.

                                  ARTICLE IV
                        ACCOUNTING, RECORDS AND REPORTS

     4.1  RECORDS TO BE MAINTAINED. The Company shall maintain the following
          ------------------------
accurate and complete records at the Principal Office:

          (a) a current list of the full name and last known business address of each Member;

          (b) a copy of the Certificate of Formation and all amendments thereto;

          (c) copies of each of the Company's federal, state and local tax returns and reports, as filed, for the last three taxable periods;

          (d) copies of this Operating Agreement and the Ancillary Agreements, including all amendments thereto; and

          (e) books and records of the Company, including the Development Plan and Budget.

     4.2  ACCOUNTING. Books and records of the Company shall be maintained in
          ----------
accordance with GAAP, and the Company's Net Profits or Net Losses shall be determined on the basis of each Fiscal Year.

     4.3  FINANCIAL REPORTS. The Executive Committee shall cause the following
          -----------------
financial statements to be prepared, in each case in accordance with GAAP on a consolidated basis, and shall cause to be delivered to each Person who was a Member during the applicable period described below:

          (a) (i) a balance sheet as of the end of each calendar quarter; (ii) a statement of income and cash flows for such quarter and year-to-date; and (iii) a statement of each Member's Capital Account as of the end of such applicable period (including sufficient information to permit the Members to calculate their tax accruals), each within sixty (60) days after the end of such applicable period (or more frequently if agreed by the Executive Committee);

          (b) (i) a balance sheet as of the end of each Fiscal Year; (ii) a statement of income and cash flows for such Fiscal Year; (iii) a statement of each Member's Capital Account as of the end of such Fiscal Year; and (iv) such federal, state and local income tax returns and such other accounting tax information and schedules as shall be necessary for the preparation by each Member of its income tax return for such Fiscal Year; and

          (c) financial statements prepared by a nationally recognized firm of certified public accountants selected by the Executive Committee by Majority Vote within the ten (10) days after such statements are furnished by such certified public accountants to the Company but in no event later than ninety (90) days after the end of each Fiscal Year.

     4.4  ACCOUNTS. The Company shall maintain a record of each Member's Capital
          --------
Account in accordance with Section 9.3.

     4.5  ACCESS TO RECORDS. Subject to Section 15.8, each Member or its
          -----------------
authorized representative shall have unrestricted access at the Company's Principal Office and other appropriate locations, during ordinary business hours, to all properties, books, records, accounts and information regarding the Company.


                                   ARTICLE V
                       CONDUCT OF BUSINESS BY THE COMPANY

     5.1  OPERATING POLICY. The Executive Committee, by Majority Vote, shall
          ----------------
approve and adopt written Company operating procedures (the "Operating Policy")
                                                             ----------------
and a development plan and budget (the "Development Plan and Budget"), which
                                        ---------------------------
Operating Policy and Development Plan and Budget shall be approved and adopted within sixty (60) days of the execution of this Operating Agreement (the Executive Committee may, by Majority Vote, approve and adopt interim operating procedures and an interim development plan and budget to be effective until the approval and adoption of the Operating Policy and the Development Plan and Budget), addressing, among other areas, procedures for the execution and approval of agreements binding the Company (including specific authority levels of Members, Officers, and Company employees), procedures for the execution and approval of agreements between the Company and Members, Affiliates, Officers, and/or Company employees, and tax recording and accounting procedures (including procedures for calculating Net Profits and Net Losses). The Members have approved the initial development plan and budget attached hereto as Schedule I, with the understanding that it will be further refined by the Executive Committee within such sixty day period.

     5.2  ANCILLARY AGREEMENTS.
          --------------------

          (a) CTI Services Agreement.  CTI agrees to perform each of its
              ----------------------
obligations under the CTI Services Agreement.

          (b) COH Services Agreement and License Agreement.  COH agrees to
              --------------------------------------------
perform each of its obligations under the COH Services Agreement and the License Agreement.

                                  ARTICLE VI
                      GENERAL RIGHTS AND DUTIES OF MEMBERS

     6.1  MEMBER REQUIREMENTS. A Member may not Dispose of all or any portion of
          -------------------
its Company Interest except in strict accordance with the terms and conditions of this Operating Agreement (including, without limitation, Article XII). Any attempted Disposition of all or any portion of its Company Interest, other than in strict accordance with this Operating Agreement, shall be, and is hereby declared, null and void ab initio. The Members agree that breach of the
                        -- ------
provisions of this Section 6.1 may cause irreparable injury to the Company for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions, and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 6.1 may be enforced by specific performance.

     6.2  UNAUTHORIZED EXPENSES OR CONTRACTS.
          ----------------------------------

          (a) Subject to Section 8.1(c), a Member may not, unless approved by Majority Vote of the Executive Committee, cause the Company to enter into or make any contract, security agreement, financing statement, note or similar instrument, mortgage or guaranty, incur any obligation, or expend any money, except and unless an expenditure is required by the terms of a contract or instrument theretofore duly entered into by the Company and authorized in accordance with this Operating Agreement.

          (b) If a Member breaches this Section 6.2, such Member shall indemnify, defend and hold the other Members harmless from all liabilities, losses, damages, claims and expenses (including (i) reasonable attorneys' fees, judgments, and fines in all cases and (ii) amounts paid in settlement) actually and reasonably incurred in connection with such breach. The right to indemnification conferred in this Section 6.2 shall not be exclusive of any other right which a Member indemnified pursuant to this Section 6.2 may have or hereafter acquire under any law, any provision of the Certificate of Formation, this Operating Agreement, any Ancillary Agreement, any vote of Members or otherwise.

     6.3  AUTHORITY OF MEMBERS TO BIND THE COMPANY. The Members hereby agree
          ----------------------------------------
that no individual Member or Members can bind the Company unless such Member or Members are acting with the express written authority of the Executive Committee, approved by the required vote of the Executive Committee as set forth in this Operating Agreement.

     6.4  LIMITATION OF LIABILITY OF MEMBERS. Except as provided for in Section
          ----------------------------------
6.2 hereof, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of court, except as may be otherwise expressly agreed to in writing by such Member directly to the applicable third Person.

     6.5  CONTRACT TO LIMIT MEMBERS' LIABILITIES. Unless approved by Unanimous
          --------------------------------------
Vote of the Executive Committee, no contract, lease, sublease, note, deed or other agreement or instrument shall be executed and delivered by or on behalf of the Company if there is contained therein any provision whatsoever that states or suggests that the claims of all parties thereto and other beneficiaries thereunder are not limited solely to the assets of the Company, and any contract, lease, sublease, note, deed or other agreement or instrument containing any such provision shall be null and void and shall not constitute a valid obligation of the Company.

     6.6  LIABILITY OF MEMBERS FOR CERTAIN ACTS OR OMISSIONS. Any act or
          --------------------------------------------------
omission by a Member, the effect of which may cause or result in loss or damage to the Company, shall not subject the Member to any liability to the Company or any other Member so long as such act or omission was not done fraudulently or in bad faith or as a result of willful misconduct or gross negligence.

     6.7  FIDUCIARY DUTIES. Any fiduciary duties that the Members may owe each
          ----------------
other under Delaware Law shall be limited to those that the Members would owe each other under the General Corporation Law of the State of Delaware if the Company were a Delaware corporation. To the extent reasonably required by federal tax law in order to preserve the tax-exempt status of COH under Section 501(c)(3) of the Code, COH shall be relieved of any and all fiduciary duties or similar obligations to act for the benefit of the Company or any of its Members imposed by applicable law or this Agreement. During any period or with respect to any action where COH is so relieved, all other Members shall be similarly relieved of any and all such fiduciary duties or obligations.

     6.8  INDEMNIFICATION.
          ---------------

          (a) The Company shall defend, indemnify and hold harmless any Member, Representative (or alternate), or Company Officer, employee or agent, who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding, by a third party (including any action by or in the right of the Company) by reason of any acts, omissions or alleged acts or omissions by such Member, Representative (or alternate), or Company Officer, employee or agent undertaken on behalf of the Company, against and from losses, damages, claims and expenses for which such Member, Representative (or alternate), or Company Officer, employee or agent has not otherwise been reimbursed (including (i) reasonable attorneys' fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed to by Majority Vote of the Executive Committee) actually and reasonably incurred in connection with such Proceeding, so long as such act or omission was not done fraudulently or in bad faith or as a result of willful misconduct or gross negligence or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his/her conduct was unlawful.

          (b) Subject to limitations and conditions as provided in this Article VI, each Person who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed Proceeding, by reason of the fact that such Person is or was serving at the request of the Company as a member, officer, employee, or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, or other enterprise, shall be defended, indemnified and held harmless by the Company to the fullest extent permitted by the Act, against and from losses, damages, claims and expenses for which such Person has not otherwise been reimbursed (including (i) reasonable attorneys' fees, judgments, and fines in all cases and (ii) amounts paid in settlement if agreed to by Majority Vote of the Executive Committee) actually and reasonably incurred in connection with such Proceeding, so long as the acts or omissions or alleged acts or omissions forming the basis for such Proceeding were not done fraudulently or in bad faith or as a result of willful misconduct or gross negligence or, with respect to any criminal Proceeding, such Person had no reasonable cause to believe his/her conduct was unlawful.

          (c) Indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence but cannot involve indemnification for any act or omission done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or, with respect to any criminal Proceeding, if such Person had reasonable cause to believe his/her conduct was unlawful.

          (d) The right to indemnification conferred in this Article VI shall not be exclusive of any other right which a Member or other Person indemnified pursuant to this Section 6.8 may have or hereafter acquire under any law, any provision of the Certificate of Formation, this Operating Agreement, any Ancillary Agreement, any vote of Members or otherwise.

          (e) Expenses (including, without limitation, attorneys' fees and expenses) incurred by a Member, Representative or Officer of the Company in defending a Proceeding shall be paid by the Company in advance of the final disposition of such action, suit or Proceeding upon receipt of an undertaking by or on behalf of the Member, Representative or Officer to repay such amount if it shall ultimately be determined that such Member, Representative or Officer is not entitled to be indemnified by the Company under this Section 6.8 or under any other contract or agreement between such Member, Representative or Officer and the Company. Such expenses (including attorneys' fees) incurred by employees or agents of the Company or persons serving other entities at the request of the Company may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Executive Committee, by a Majority Vote, deems appropriate.

     6.9  COMPANY INTELLECTUAL PROPERTY.
          -----------------------------

          (a) "Company Intellectual Property" includes trademarks, service
               -----------------------------
marks, trade names, domain names, copyrights, patents, trade secrets, know-how, and other information having value and providing a competitive advantage created by the Company within the Field. Except as is otherwise provided in the Ancillary Agreements, all Company Intellectual Property created by the Company will be owned by the Company. Any goodwill associated with such Company Intellectual Property will inure to the benefit of the Company. Except as is otherwise provided in the Ancillary Agreements, the Company is responsible for obtaining all federal and state registrations in the United States and all comparable protections in those countries where the Company does business in order to protect the Company Intellectual Property. Further, the Company is responsible for the payment of all associated renewal fees maintenance fees and the like.

          (b) Confidential Information.  Except as is otherwise provided in the
              ------------------------
Ancillary Agreements, Confidential Information of a Member provided by the Member for the benefit of the Company shall remain the property of the Member, and the Company shall keep confidential such Confidential Information and use the same solely for the purposes of the business of the Company solely during the period during which such Member remains a Member. If a Member sells its Company Interest or the Company is sold to a third party, all Confidential Information belonging to such Member, and not to the Company, will be returned to such Member. All Confidential Information created by the Company will remain property of the Company. The Company will take reasonable security measures to protect the secrecy of and prevent disclosure of Confidential Information belonging to both the Members and the Company itself. The Members agree not to file suit against, or otherwise hold liable, the Company for the use of the Members' Confidential Information during the time period that such Members that contribute Confidential Information are Members.

     6.10   REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and
            ------------------------------
warrants to the Company and each other Member that: (a) if such Member is an organization, it is duly organized, validly existing, and in good standing under the law of its state or other jurisdiction of incorporation or organization and that it has full organizational power to execute and agree to this Operating Agreement and to perform its obligations hereunder; (b) such Member is acquiring its Company Interest for such Member's own account as an investment and without an intent to distribute the interest; (c) such Member acknowledges that such interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements; (d) such Member, by itself or together with its advisors, is experienced in making investments comparable to its investment in the Company and is capable of judging for itself the risks inherent in such investment; (e) such Member has the financial capacity to hold its investment in the Company for an indefinite period of time and to meet its obligations to make Capital Contributions hereunder, and acknowledges that the disposition of such investment is restricted both pursuant to federal and state securities laws and pursuant to the terms of this Operating

Agreement; (f) such Member acknowledges that it has received access to all information that it deems necessary in order to make its decision to invest in the Company; (g) this Operating Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms; (h) neither the execution and delivery of this Operating Agreement nor the consummation of the transactions contemplated hereby nor compliance by it with any provisions hereof (1) conflicts with, or results in a breach or contravention of, or in a default or the creation of any lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or its properties are bound, or (2) violates any law, order, writ, injunction or decree applicable to it or any of its properties; and
(i) no consent, approval or other action by any court, governmental authority or third party is required in connection with its execution, delivery and performance of this Operating Agreement.


                                  ARTICLE VII
                     COMPETITION AND CONFLICTS OF INTEREST

     7.1  COMPANY OPPORTUNITY.
          -------------------

          (a) The assets of the Company shall at all times be dedicated exclusively to the benefit of the Company. Subject to the foregoing and except as otherwise set forth below, any Member or Affiliate of any Member may participate in other business activities, whether or not any such activities are competitive with the business of the Company. Neither the Company nor any Member shall have any right by virtue of this Operating Agreement in or to any other interests or activities of any Member or to the income or proceeds derived therefrom.

          (b) No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either (i) the transaction is arm's-length and fair to the Company or (ii) the disinterested Members (knowing the material facts of the transaction and the Member's interest) or their Representatives on the Executive Committee authorize, approve, or ratify the transaction.

          (c) With respect to any clinical trials that the Company may conduct, or have conducted on its behalf, the Company will give COH due consideration (taking into account the scope and purpose of such trial) as a clinical trial site; provided, however, that if COH possesses the requisite material capabilities of other potential trial sites, the Company will utilize COH as a clinical trial site.

     7.2  COMPETITION BETWEEN MEMBERS. Except as specifically provided in this
          ---------------------------
Article VII, nothing shall limit or restrict the Members' ability to compete with each other.

                                 ARTICLE VIII
                                  MANAGEMENT

     8.1  EXECUTIVE COMMITTEE.
          -------------------

          (a) Except as otherwise provided in this Operating Agreement, the property, business and affairs of the Company shall be under the direction of the Executive Committee. Except for matters requiring the action of the Members under the terms of this Operating Agreement, the Executive Committee shall have the power to take any action that the Members may take under law, subject to any restrictions set forth in this Operating Agreement.

          (b) Subject in all cases to subsections (c) and (d) hereof, the approval by a Majority Vote shall be required before any of the following acts involving the Company may be taken:

              (i) entering into, amending, modifying, or terminating an agreement with a term in excess of one year or involving aggregate consideration (including assumed actual and contingent liabilities) or receipts, the acquisition or disposition of Property or delivery or receipt of goods or services having a fair market value, in excess of $50,000;

              (ii) (A) filing any claim or lawsuit against any Person, or (B) settling any claim or lawsuit;

              (iii) except as provided in Section 8.1(c)(ii), making any amendment or modification of any provision of the Operating Policy or Development Plan and Budget or the taking of any actions in contravention of the restrictions or limitations in the Operating Policy or the Development Plan and Budget;

              (iv) approving a capital budget and an operating budget for each Fiscal Year, which shall not be exceeded without the express consent of a Majority Vote of the Executive Committee;

              (v) the indemnification of any Officer, employee, agent or any other Person except as specifically provided herein;

              (vi) executing or otherwise entering into, or amending, modifying, or terminating, any employment agreement, the election or removal of any Officer or the hiring or firing of other similarly compensated person with or without cause;

              (vii) setting or amending the compensation level of any Officer or other similarly compensated person;

              (viii) revaluing any property or asset;

              (ix) taking any action pertaining to the Company in its capacity as a shareholder, partner or member of any Person;

              (x) taking action that will result in any Company Property being burdened by a lien or other encumbrance;

              (xi) approving the distribution of Company Property to Members in accordance with Section 10.4 below;

              (xii)  formulating the proposed development plan referred to in
Section 2.4 of the License; or

              (xiii) merging or consolidating the Company with or into any other Person or converting the Company to another Delaware entity, subject to Section
12.8 hereof.

          (c) The approval by a Unanimous Vote shall be required before any of the following acts involving the Company may be taken:

              (i) the admission of an Additional Member other than in connection with a Corporate Partnering Arrangement pursuant to Article XII hereof;

              (ii) amending or modifying in any material respect the Operating Policies, or the Development Plan or the taking of any actions in contravention of the restrictions or limitations in the Development Plan such that the overall scientific program agreed to in the Development Plan is materially altered;

              (iii) borrowing any principal amount in excess of $100,000, incurring any contingent liability whatsoever in excess of $100,000 (borrowings or contingent liabilities equal to or less than $100,000 may be made or incurred by joint decision of the Chairperson and the President), lending or guaranteeing any third party indebtedness (including, without limitation, under any contract or arrangement referred to in this Section 8.1), it being understood that such limitation shall not be a limitation on the amount or type of trade payables that may be incurred in the ordinary course of business consistent in all respects with past practices by the Company;

              (iv) transferring all or substantially all of the assets of the Company;

              (v) dissolving the Company;

              (vi) the filing of a petition as debtor in a United States Bankruptcy Court or taking any material affirmative act that would result in the Company's Bankruptcy;

              (vii) a change in the name of the Company;

              (viii) entering into any modification or amendment of this Operating Agreement; or

              (ix) extension of the term of the Company in accordance with
Section 2.6.

          (d) Any other action required or permitted by the Executive Committee under this Operating Agreement and not specifically addressed in this Section
8.1 may be taken only with the approval in advance by a Majority Vote of the Executive Committee.

          (e) The Executive Committee by a Majority Vote may from time to time adopt such rules, not inconsistent with the provisions hereof, as it may deem useful and appropriate to implement this Operating Agreement and to manage the Company's business and affairs. The Executive Committee by a Majority Vote may adopt accounting and financial control procedures and policies, not inconsistent with this Operating Agreement, that are appropriate for the Company with respect to such matters.

          (f) Subject to the COH's Member Veto Right, CTI shall have the right to approve a Corporate Partnering Arrangement. No later than thirty (30) days prior to the approval of a Corporate Partnering Arrangement, the Company shall give notice (containing a summary of the substantive terms and provisions) thereof to all Members. COH shall have thirty (30) days following the delivery of such notice to exercise its Member Veto Right.

          (g) In the event of a Deadlock, the Company shall continue to pursue the activities set forth in the Development Plan and Budget (or any interim development plan and budget which may be in effect at such time pursuant to
Section 5.1 hereof). If the Executive Committee is unable to resolve such Deadlock within thirty (30) days, any Member may, by written notice to the other, have such Deadlock referred to their chief executive officers of the Members for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event the chief executive officers are not able to resolve such Deadlock, the Company shall continue to pursue the activities set forth in the Development Plan and Budget (or any interim development plan and budget which may be in effect at such time pursuant to
Section 5.1 hereof), without implementation of any items that lead to the Deadlock.

     8.2  COMPOSITION AND TERM.
          --------------------

          (a) The executive committee (the "Executive Committee") shall be the
                                            -------------------
Members' management committee of the Company and shall initially be comprised of three (3) individual representatives from each of CTI and COH (such Member's

"Representatives").  Upon admission of an Additional Member, the Executive
----------------
Committee shall thereafter be comprised of Representatives of each Member determined on the basis of each such Member's Allocable Share (e.g., if there
                                                               ----
were three Members with 33-1/3% Allocable Shares, each Member would be entitled to one Representative, or two, if the Executive Committee were constituted of six members, etc.) provided, however, that each of CTI and COH shall have no less than one (1) Representative at all times. All Representatives shall be entitled to receive notices and agendas of upcoming Executive Committee meetings, attend all Executive Committee meetings and participate in all discussions, and receive minutes from previous Executive Committee meetings. A Member may bring support staff to Executive Committee meetings. Such staff shall be subject to confidentiality requirements deemed appropriate by the Executive Committee. Each Representative shall be entitled to cast one (1) vote on matters requiring the approval of the Executive Committee.

          (b) Until replaced pursuant to the terms of this Operating Agreement, CTI's Representatives shall be James A. Bianco, M.D., Robert A. Lewis, M.D. and Jack M. Anthony. COH's Representatives shall be Charles Balch, John Kovach, M.D. and William L. Hughes. Each Representative shall be entitled to hold office until death, resignation or removal. A Member may replace any Representative appointed by such Member in the event of a vacancy. Any Representative may be removed at any time, with or without cause, by the Member entitled to appoint such Representative, but not otherwise. Any Representative on the Executive Committee or any Member in the event of the absence of its Representatives may appoint a proxy (including another Representative) to attend meetings and vote (including, without limitation, voting on any matter before the Executive Committee). Without limiting the generality of the foregoing, in determining if a quorum is present, all Representatives in attendance by means of a proxy shall be included in the count of a quorum.

     8.3  ANNUAL AND REGULAR MEETINGS. The Executive Committee shall hold an
          ---------------------------
annual meeting, and may hold regular meetings, at such time and place as the Executive Committee determines by resolution but in any event the Executive Committee shall, unless the Executive Committee otherwise agrees, hold regular meetings by conference call or at the offices of the Company each calendar quarter; provided, however, that each quarter the Representatives of the Executive Committee shall meet at a location to be determined by a Majority Vote of the Executive Committee.

     8.4  SPECIAL MEETINGS. Special meetings of the Executive Committee may be
          ----------------
called by the Chairperson, Vice Chairperson, the Executive Committee or any Member upon notice to all Representatives on the Executive Committee.

     8.5  NOTICE OF MEETINGS. Notice of a special meeting shall state the
          ------------------
purpose of the meeting and notice of special, annual and regular meetings must be given in writing at least ten (10) days in advance of such meeting. Notice of such meeting may be waived in writing by Unanimous Vote.

     8.6  QUORUM AND MANNER OF ACTING. The presence of a majority of the
          ---------------------------
Representatives shall constitute a quorum. If a quorum is present, the action of those present, in accordance with Section 8.1 above, shall constitute the action of the Executive Committee. No action may be taken at a meeting of the Executive Committee in the absence of a quorum.

Any action the Executive Committee may take may be taken without a meeting by unanimous written consent of all Representatives. Meetings of the Executive Committee may take place by telephone or any means where any persons attending can hear and speak to each other.

     8.7  NO COMPENSATION. No Representative on the Executive Committee shall be
          ---------------
entitled to compensation for his/her services, or any reimbursement of expenses incurred, as a Representative on the Executive Committee.

     8.8  OFFICERS
          --------

          (a) Generally.  The Company shall have agents, referred to as
              ---------
"Officers" of the Company.  These agents (whose authority is limited pursuant to
---------
the following sentence) shall be appointed in the manner specified below, shall have the titles and authority specified in this Section 8.8 and shall not be considered "managers" for purposes of the Act or the Code. Each Officer shall have only the authority specified below, and shall not be a general agent of the Company.

          (b) Titles and Number.  The Officers shall be the Chairperson,
              -----------------
President, Secretary and Treasurer. There shall be appointed from time to time, in accordance with subsection (c) below, such Vice Presidents, Assistant Secretaries, and Assistant Treasurers as the Executive Committee may desire.
Any person may hold two or more offices, except that the offices of President and Secretary may not be held by the same person.

          (c) Election and Term of Office.  The Officers shall be elected by the
              ---------------------------
Executive Committee at the annual meeting by Majority Vote in accordance with
Section 8.1(b)(vi) above. Each Officer shall hold office until the annual meeting following the date of election of such Officer. Any Officer may be removed by the Executive Committee by Majority Vote with or without cause. Vacancies in any office shall be filled by the Executive Committee by Majority Vote.

          (d) Chairperson of the Executive Committee.  The Chairperson, or if
              --------------------------------------
the Chairperson is unable to perform his/her duties hereunder, or in the absence of the Chairperson, the President, if the President is a Representative, or otherwise a Representative selected by the Chairperson shall preside at meetings of the Executive Committee, and shall exercise such powers and perform such duties as may be assigned to him/her by this Operating Agreement or the Executive Committee.

          (e) President.  The President, subject to the general control of the
              ---------
Executive Committee, shall be responsible for the day-to-day operation and direction of the affairs of the Company, employees and agents, shall supervise generally the affairs of the Company, and, subject to the limitations imposed by this Operating Agreement, the Operating Policy, any employment agreement, any employee plan, or any resolution of the Executive Committee, shall have full authority to execute all documents and to take all actions that the Company may legally take.

          (f) Vice Presidents.  In the absence of the President or in the event
              ---------------
that the President is unable to perform its duties hereunder, the Vice Presidents designated by the Executive Committee shall, except as hereinafter provided, have all of the powers and duties conferred upon the President. Each of the Vice Presidents shall, subject to the limitations imposed by this Operating Agreement, any employment agreement, any employee plan, or any resolution of the Executive Committee, have the same power as the President to sign certificates, contracts and other instruments of the Company. Any Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by this Operating Agreement, the Operating Policy, the Executive Committee, the Chairperson or the President.

          (g) Secretary and Assistant Secretaries.  The Secretary shall attend
              -----------------------------------
and record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Members and the meetings or actions of the Executive Committee or any subcommittees thereof, shall see that all notices are duly given in accordance with the provisions of this Operating Agreement and as required by law, shall be custodian of all records (other than financial records), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him/her by the Executive Committee or the Chairperson. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

          (h) Treasurer and Assistant Treasurers.  The Treasurer shall keep or
              ----------------------------------
cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Operating Agreement, the Executive Committee or the Chairperson. The Treasurer, subject to the order of the Executive Committee, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his/her office and shall perform such other duties and have such other powers as the Executive Committee or the Chairperson shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer's absence or inability or refusal to act.

          (i) Powers of Attorney.  The Executive Committee may grant powers of
              ------------------
attorney or other authority as appropriate to establish and evidence the authority of the Officers.

          (j) Borrowed Employees.  The Company may borrow a Member's employees,
              ------------------
or a Member's Affiliate's employees, with that Member's or Affiliate's consent, from time to time on a temporary basis for purposes associated with the Company's business at the hourly rates agreed to by Majority Vote of the Executive Committee, excluding the Representatives of the lending Member, which may be modified or supplemented by a Member with respect to its employees or a Member's Affiliate's employees from time to time upon 30 days' prior written notice to the other Members and if agreed to by Majority Vote of the Executive Committee, excluding the Representatives of the lending Member. Such hourly rates shall be based on the cost to such Member or Member's Affiliate of such employee's salary, benefits and other related expenses. The lending Member shall furnish all Representatives on the Executive Committee with a monthly statement of the salary, benefits and other related expenses associated with any such employee, supported by invoices and other supporting documents, and shall maintain adequate records supporting the setting of such hourly rates.

          (k) Deferral.  The Executive Committee may, by Majority Vote, elect to
              --------
defer the appointment and election of Officers until such time as the magnitude of the Company's operations warrant the appointment thereof. If so deferred, all references herein to Officers shall be deemed references to the Executive Committee acting by Majority Vote or the Executive Committee's designee.

     8.9  EXPENSES. The Company shall pay only those expenses incurred by the
          --------
Officers and employees that are directly attributable to the Company's business.


                                  ARTICLE IX
                      CONTRIBUTIONS AND CAPITAL ACCOUNTS

     9.1 INITIAL CAPITAL CONTRIBUTIONS.
         -----------------------------

          (a) In consideration for its respective Company Interest, each Member has made, or immediately shall make, an Initial Capital Contribution to the Company. The Initial Capital Contributions of the Members shall consist of the property listed on Exhibit C-1. Each Member shall receive the Allocable Shares listed on Exhibit B in exchange for these Initial Capital Contributions. In addition, CTI shall make the additional Capital Contributions ("CTI Deferred
                                                                ------------
Capital Contributions") set forth on Exhibit C-2 at the times indicated therein.
---------------------

          (b) Each Additional Member that has acquired a Company Interest from the Company shall make the capital contributions described in such Additional Members' Admission Agreement ("Admission Agreement"). Such Additional Member's
                               -------------------
Capital Contributions shall reduce the Members' Allocable Shares pro rata in accordance with their respective Allocable Shares. The amount of such Additional Members' Capital Contributions, the time for making such contributions, and any changes in the other Members' Capital Accounts and Allocable Shares that result, shall be set forth in such Additional Members' Admission Agreement.

          (c) CTI shall also make loans or capital contributions ("CTI
                                                                   ---
Administrative Contributions") during the term of the Company to cover the
----------------------------
administrative and other operating expenses of the Company. The CTI Administrative Contributions shall be made in such amounts and at such times as determined by the Executive Committee. Such CTI Administrative Contributions shall (x) be repaid in full on the earlier of: (i) the First

Commercial Sale; and (ii) the execution of a Corporate Partnering Arrangement; and (y) converted into CTI Capital Contributions on the effective date of a Dissolution Event.

     9.2  ADDITIONAL CAPITAL CONTRIBUTIONS.
          --------------------------------

          (a) As and when the Executive Committee determines by Majority Vote or Unanimous Vote, as may be required by Section 8.1, that the Company requires additional resources from time to time, each Member, other than COH (who shall have the option, but not the obligation to make Additional Capital Contributions), agrees that it shall make additional Capital Contributions (the "Additional Capital Contributions") to the Company in an amount in accordance
 --------------------------------
with its respective Allocable Share for the purposes determined by the vote of the Executive Committee authorizing such Capital Contributions in accordance with Section 8.1.

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

          (b) Notwithstanding Section 9.1, this Section 9.2 or any other provision of this Operating Agreement, CTI may make Additional Capital Contributions ("CTI Unmatched Additional Contributions") to the Company, subject
                --------------------------------------
to COH's right to contribute up to its pro rata share of such Additional Capital Contributions. The first $***** of CTI Unmatched Additional Contributions in excess of those specified in Section 9.1(a) will not affect COH's Allocable Share. CTI Unmatched Additional Capital Contributions in excess thereof shall affect COH's Allocable Share as follows:

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

              (i) the first $***** of such CTI Unmatched Additional Capital Contributions in excess of such $***** (the "CTI Preferred Capital
                                               ---------------------
Contributions") shall not affect COH's Allocable Share, but instead shall have a
-------------
Preferred Return; and

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

              (ii) any CTI Unmatched Additional Capital Contributions in excess of $***** (e.g., total CTI Capital Contributions, exclusive of CTI Administrative Contributions, in excess of $***** million), shall decrease COH's Allocable Share, but not below *****%, by the percentage amount which is the product of multiplying (x) a fraction, the numerator of which is the amount of CTI Unmatched Additional Capital Contributions in excess of $***** and the denominator of which is the aggregate Capital Contributions made by the Members to the Company after giving effect to all CTI Unmatched Additional Capital Contributions, by (y) one-half.

          (c) Additional Members' Initial Capital Contributions will reduce the Members' Allocable Shares pro rata in accordance with their Allocable Shares.

     9.3  MAINTENANCE OF CAPITAL ACCOUNTS. The Company, acting through the
          -------------------------------
Treasurer or Assistant Treasurer, shall establish and maintain an Account (the "Capital Account") for each Member. The Capital Account of each Member shall
 ------- -------
equal: (i) the Initial Capital Contributions of each Member, as set forth on Exhibit C-1 (ii) increased by any Additional Capital Contributions of such Member, including, in the case of CTI, the CTI Deferred Capital Contributions;
(iii) increased by the Net Profits of the Company previously allocated to such Member under Section 10.1(a); (iv) decreased by the Net Losses, if any, of the Company previously allocated to such Member under Section 10.1(b); and (v) decreased by the amount of any cash and the value of any property distributed to such Member on or before such time (net of any liabilities assumed by the Member in conjunction with such distribution or to which the distributed property is subject). Upon a distribution of property other than cash to any Member, the value of such property shall be restated on the books of the Company at its fair market value immediately prior to such distribution and the Capital Account of each Member shall be restated to reflect such adjustment, determined as if the Company had sold such asset for its fair market value and the resulting gain or loss had been charged or credited to the Members' Capital Accounts as provided in this Operating Agreement. Following such adjustment to the Members' books, the Capital Accounts of the Members receiving the distributions shall be adjusted to reflect the amount of the distribution.

     9.4  WITHDRAWAL OF CAPITAL. Except as otherwise provided herein, no Member
          ---------------------
shall be entitled to withdraw all or any portion of its Capital Contribution or receive interest on its contributed capital or Capital Account.

     9.5  CAPITAL ACCOUNT, ALLOCATIONS, AND DISTRIBUTIONS ATTRIBUTABLE TO
          ---------------------------------------------------------------
TRANSFERRED INTEREST. At the close of business on any day that any interest in
--------------------
the Company has been transferred or purchased, the transferee Member shall succeed to the Capital Account of the transferor Member, and the Company's books shall be closed so that Net Profits, Net Losses, credits and distributions can be attributed to the Members based on their interests in the Company when items were actually received, paid or incurred.

     9.6  COMPLIANCE WITH SECTION 704(B) OF THE CODE. The provisions of this
          ------------------------------------------
Article as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified, to cause the allocations of profits, losses, income, gain and credit pursuant to Article X to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to this Operating Agreement. Notwithstanding anything herein to the contrary, this Operating Agreement shall not be construed as creating a deficit restoration obligation or, except as otherwise specifically agreed herein, otherwise personally obligating any Member to make a Capital Contribution in excess of the Initial Capital Contribution.


                                   ARTICLE X
                         ALLOCATIONS AND DISTRIBUTIONS

     10.1 ALLOCATIONS OF NET PROFITS AND NET LOSSES. As of the end of each
          -----------------------------------------
Fiscal Year (or any other, shorter period selected by the Executive Committee), the Net Profits or Net Losses of the Company shall be determined by the Treasurer as provided in the definitions of "Net Profits and Net Losses" in
Article I. The Net Profits or Net Losses of the Company for any period shall be allocated to the Members' Capital Accounts in the following priority:

     (a)  Net Profits shall be allocated:

          (i) First, as necessary to offset in reverse order any previously unoffset items of Net Losses allocated pursuant to Section 10(b);

          (ii) Next, 100% to CTI to the extent necessary for CTI to have received allocations of Net Profits equal to the CTI Unpaid Preferred Return; and

          (iii) Finally, to the Members in proportion to their respective Allocable Shares.

     (b)  Net Losses shall be allocated:

          (i) First, 100% to CTI to the extent of the CTI Ordinary Capital Contributions, if any;

          (ii) Next, 100% to CTI to the extent of the CTI Preferred Capital Contributions, if any;

          (iii) Next, 100% to CTI to the extent of the CTI Unpaid Preferred Return, if any;

          (iv) Next, 100% to COH to the extent of the COH Capital Contributions, if any;

          (v) Next, to the Members to the extent paid in proportion to allocations of Net Profits to such Members pursuant to Section 10.1(a)(i) and
(iii); and

          (vi) Next, to the Members in proportion to their respective Allocable Shares.

     10.2 ALLOCATIONS OF TAXABLE INCOME OR TAXABLE LOSS. Except as otherwise
          ---------------------------------------------
provided herein, for federal, state, and local income tax purposes, the taxable income or taxable loss (and each item of income, gain, loss, deduction, or credit) of the Company for any period shall be allocated among the Members in the same manner as allocated pursuant to Section 10.1 and shall otherwise be kept in accordance with applicable United States treasury regulations promulgated under Section 704(b) of the Code.

     10.3 TAX ALLOCATIONS: SECTION 704(C). If any Company asset has a book value
          -------------------------------
different than its adjusted tax basis to the Company for federal income tax purposes (whether by reason of the contribution of such property to the Company, the revaluation of such property hereunder or otherwise), allocations of income, gain, loss, deduction, credit and tax preference under this Article X with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its book value in the manner prescribed by Section 704(c) of the Code or the principles set forth in

Section 1.704-1(b)(2)(iv)(g) of the treasury regulations, as the case may be, using the remedial allocation method.

     10.4 DISTRIBUTIONS.
          -------------

          (a) Notwithstanding the provisions of clause (a), the Executive Committee, upon the reasonable request of a Member, shall make an annual distribution of cash to such Member pursuant to this clause (b) in an amount not greater than the amount, if any, by which (A) the maximum combined United States federal and state income tax payable by such Member (or by such Member's ultimate limited and general partners if such Member is taxed as a partnership) on account of the amount of all income Net Profits that have been allocated to such Member for United States federal income tax purposes since the formation of the Company, taking into consideration all losses Net Losses allocated to such partner since the formation of the Company, exceeds (B) any amounts distributed to such Member pursuant to this Section 10.4. To the extent any distribution is made to CTI upon its request pursuant to the first sentence of this Section 10.4, a corresponding proportionate (based upon the amount of Net Profits and Net Losses allocated to COH as compared to those allocated to CTI) distribution shall be made to COH (utilizing the same tax assumptions utilized in arriving at the sum to be distributed to CTI, regardless of COH's actual tax status). Subject to the provisions of Article XIII, the Company will make distributions of cash or cash equivalents or property to the Members in such aggregate amounts and at such time or times as the Executive Committee may determine by Majority Vote. Except as otherwise provided in Section 13.3, all distributions shall be made to the Members in proportion to their respective Allocable Shares.

          (b) For purposes of computing the CTI Unreturned Preferred Capital Contributions, the CTI Unreturned Ordinary Capital Contributions and CTI Unpaid Preferred Return, all distributions to CTI pursuant to this Operating Agreement shall be deemed first, payment of any CTI Unpaid Preferred Return, then, a return of CTI Preferred Capital Contributions, and next a return of the CTI Ordinary Capital Contribution.

     10.5 WITHHOLDING. The Company is authorized to withhold from distributions
          -----------
to be made to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this Section 10.5 for all purposes of this Operating Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed upon the Company resulting from the Company Interest of any Member shall be treated as a distribution to such Member and shall reduce future distributions to such Member.

                                  ARTICLE XI
                                     TAXES

     11.1 TAX RETURNS. For each Fiscal Year, the Executive Committee shall cause
          -----------
federal, state and local tax returns for the Company to be prepared and filed with the appropriate authorities in a timely manner. Within 90 days of the close of the Fiscal Year, the Company shall cause to be delivered to each Person who was a Member at any time during such Fiscal Year all information concerning the Company necessary for the preparation of such Person's tax returns, including a statement showing such Person's share of taxable gain or taxable loss (or items thereof) for such year for federal, state and local tax purposes.

     11.2 TAX MATTERS MEMBER. CTI is hereby appointed the "Tax Matters Member"
          ------------------                               ------------------
of the Company for all purposes pursuant to Sections 6221 and 6231 of the Code. The Tax Matters Member shall (i) furnish to each Member a copy of each notice or other communication received from the Internal Revenue Service or applicable state authority (except such notices or communications as are sent directly to each such Member), (ii) keep each Member informed of any administrative or judicial Proceeding, as required by Section 6223 of the Code, (iii) allow each Member an opportunity to participate in all administrative and judicial Proceedings involving the tax makers of the Company, and (iv) advise and consult with each Member as to proposed adjustments to the federal or state income tax returns of the Company. The Tax Matters Member shall not take any action that will cause the Company to be taxed as a corporation under Regulation 301.7701 3(a) of the Code. The Company shall pay fees or other compensation to the Tax Matters Member in its capacity as such, as set forth in such Member's Services Agreement and the Company shall reimburse the Tax Matters Member for any and all reasonable out-of-pocket costs and expenses (including reasonable attorney's and other professional fees) incurred by it in its capacity as Tax Matters Member. The Company shall indemnify, defend and hold the Tax Matters Member harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibility as Tax Matters Member, so long as such act or decision was not done fraudulently or in bad faith or as a result of willful misconduct or gross negligence or, with respect to any criminal Proceeding against the Tax Matters Member, such Member had no reasonable cause to believe its conduct was unlawful. The Tax Matters Member may resign upon thirty (30) days written notice to the Company.


                                  ARTICLE XII
                 DISPOSITION OF COMPANY INTERESTS; EXIT RIGHTS

     12.1 RIGHT OF DISPOSITION. Each Member agrees not to Dispose of its Company
          --------------------
Interest, in whole or in part, or to withdraw from the Company, except as provided in this Article XII. In connection with any Disposition, each Member party to such Disposition (including any Additional Member admitted as a Member as a result of such Disposition) shall provide to the Company the information required to amend Exhibits B and C only as to such Members.

     12.2 DISPOSITIONS NOT IN COMPLIANCE WITH THIS ARTICLE VOID. Any attempted
          -----------------------------------------------------
Disposition of a Company Interest, or any part thereof, not in compliance with this Article XII is null and void ab initio.
                                  -- ------

     12.3 DISSOLUTION UPON BREACH.
          -----------------------

          (a) In the event that any Member shall be in material breach of this Operating Agreement and shall fail to cure such material breach within a term of sixty (60) calendar days from the date of notice to that effect given by another Member, then the Member giving notice may elect to dissolve the Company in accordance with Article XIII.

          (b) It is expressly acknowledged by the Members that in the event that any act of government, war conditions (declared or undeclared), fire, explosions, flood, strikes, labor troubles or other industrial disturbances, inevitable accidents, embargoes, blockades, legal restrictions, riots or insurrections, or any other act or occurrence of whatever nature beyond the reasonable control of any Member ("Force Majeure"), shall prevent or delay
                                   -------------
compliance by such Member with the terms and conditions of this Operating Agreement, then such failure or delay in compliance by such Member shall be excused while, but not longer than, the Force Majeure conditions described herein prevail.

     12.4 THIRD PARTY DISPOSITION PROCEDURES.
          ----------------------------------

          (a) After the fifth anniversary of the Effective Date, a Member (the

"Selling Member") may sell all or any part of its Company Interest to any third
---------------
party purchaser permitted to be a member of a limited liability company under the Act for cash or other consideration, provided that (x) the Selling Member allows the remaining Members to match the offer; and (y) such disposition is subject to the Member Veto Right. No such third party purchaser may become an Additional Member without execution of an Admission Agreement. To satisfy clause (x) above, the Selling Member shall present a written offer to the remaining Members, through the Executive Committee, stating the name of the proposed purchaser, the proposed price and all other basic purchase terms. Each of the remaining Members shall have the right for a period of sixty (60) days from receipt of such written offer to elect to accept such written offer on the same terms and conditions applicable to such proposed purchaser or to exercise their Member Veto Right.

          (b) In the event that more than one of the remaining Members accepts such offer to purchase such Company Interest from the Selling Member, the remaining Members who wish to purchase such Company Interest may do so at the proposed price on a pro rata basis in accordance with their Allocable Shares and the Members' Capital Accounts (and Allocable Shares) will be ratably adjusted. The Member Veto Right and right of first refusal contained in this Section 12.4 shall expire upon (i) the closing of an initial public offering of securities of the Company, and (ii) upon the merger or consolidation of the Company with or into any other Person other than a transaction in which the Company Interests are not affected or the Members, as a result of the conversion of their Company Interests in such transaction, own 100% of the equity interests of the surviving or resulting entity.

     12.5 WITHDRAWAL FROM COMPANY. Upon a transfer of a Member's entire Company
          -----------------------
Interest and admission of a transferee as a new Member pursuant to an Admission Agreement, such Member (the "Withdrawing Member") shall be deemed to have
                             ------------------
withdrawn as a Member and shall have no further rights or obligations as a Member hereunder (including, without limitation, obligations under Section 9.1), except those obligations set forth under Section 15.8. Nothing in this Section
12.5 shall alter a Member's obligations set forth in Section 6.1 or shall affect a Member's rights under Section 12.6.

     12.6 INVOLUNTARY REGULATORY WITHDRAWAL. A Member may withdraw from the
          ---------------------------------
Company in the event a federal, state or foreign governmental body, including, without limitation, a legislative, regulatory or judicial body, by order, decree, statute, or judgment (i) determines that such Member's continued ownership of its Company Interest is contrary to statute, regulation or other law; or (ii) imposes any condition on such Member or an Affiliate of such Member that has a material adverse impact on the Member or its Affiliate which arises from such Member's continued participation in the Company as a Member, such Member's or Affiliate's participation as a party to an agreement with the Company, or otherwise in connection with the Company. The Withdrawing Member may sell its Company Interest to a third party during the time period permitted by the relevant regulatory authority subject to (x) the right of the remaining members to match the offer pursuant to Section 12.4 hereof, and (y) the Member Veto Right.

     12.7 DISPOSITION RESTRICTIONS. No admission (or purported admission) of a
          ------------------------
Member, and no transfer (or purported transfer) of all or any part of a Member's Company Interest (or any economic interest therein), whether to another Member or to a person who is not a Member, shall be effective, and any such admission or transfer (or purported admission or transfer) shall be void ab initio, and no
                                                               -- ------
Person shall otherwise become a Member if after such admission or transfer (or purported admission or transfer) the Company would have more than one hundred
(100) Members. For purposes of determining whether the Company will have more than 100 Members, each Person indirectly owning a Company Interest through a partnership (including any entity treated as a partnership for federal income tax purposes), a grantor trust or an S corporation (each such entity a "flow-through entity") shall be treated as a Member unless the Executive Committee unanimously determines, after consulting with qualified tax counsel, that less than substantially all of the value of the beneficial owner's interest in the follow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the Company.

     12.8 CONVERSION EVENTS
          -----------------

          (a) Conversion Event.  A "Conversion Event" means and shall be deemed
              ----------------      ----------------
to occur when: (i) the Company realizes the First Commercial Sale, (ii) upon the consummation of a Corporate Partnering Arrangement; or (iii) the Company merges or consolidates with or into any other Person other than a transaction in which the Company Interests are not affected or the Members, as a result of the conversion of their Company Interests in such transaction, own 100% of the equity interests of a surviving or resulting entity.

          (b) CTI Buy-Out Right.  During the sixty (60) day period immediately
              -----------------
following a Conversion Event occurring after January 5, 2000 and during the sixty (60) day period following January 5, 2000 if a Conversion Event shall have occurred prior to such date (the "CTI Buy-Out Option Period"), CTI may or may
                                  -------------------------
cause one of its Affiliates, by written notice (the "CTI Buy-Out Notice") to the
                                                     ------------------
other Members, to purchase all, but not less than all, of such Members' Company Interests at the Fair Market Value of such Company Interests pursuant to the terms and provisions set forth in Section 12.8(e) (the "CTI Buy-Out Right").
                                                        -----------------

          (c) COH Put Option.  In the event that CTI does not exercise the CTI
              --------------
Buy-Out Right during the CTI Buy-Out Option Period or a Conversion Event occurs prior to January 5, 2000, COH shall have the right (the "COH Put Right"),
                                                         -------------
exercisable upon written notice (the "COH Put Notice") delivered to CTI within
                                      --------------
thirty (30) days of the expiration of the CTI Buy-Out Period or at COH's option within thirty days after the occurrence of such Conversion Event occurring prior to January 5, 2000, to require CTI to purchase its Company Interest at the Fair Market Value of such Company Interest pursuant to the terms and provisions set forth in Section 12.8(e).

          (d) Fair Market Value.  For purposes of this Section 12.8, Fair Market
              -----------------
Value shall be determined as at the date of the Conversion Event, or in the case of a Conversion Event occurring prior to January 5, 2000 as to which COH did not exercise its COH Put Right, as at January 5, 2000 (the "Determination Date") and
                                                        ------------------
in accordance with the following:

              (i) by CTI and COH through good faith negotiations; and

              (ii) if, within the thirty (30) day period following the Determination Date, CTI and COH have not reached agreement under subclause (i), each of CTI and COH shall select an internationally-recognized investment banking firm to determine Fair Market Value, and such firms shall jointly select a third internationally-recognized investment banking firm without any significant relation to any of the parties. CTI and COH shall bear 100% of the fees and expenses of their chosen investment banking firm and 50% of the fees and expenses of the third investment banking firm. Within forty-five (45) days of the date of selection of the third investment bank, each investment banking firm shall submit to each of COH and CTI its determination of the Fair Market Value setting forth in reasonable detail the basis for such determination. The Fair Market Value shall be the average of the three amounts so submitted.

          (e) Payment.  At the closing of the exercise of the CTI Buy-Out Right
              -------
or COH Put Right specified in this Section 12.8, CTI shall pay an amount equal to the Fair Market Value in shares of CTI Common Stock, whose value shall be the Market Price on the tenth business day after receipt by COH of the CTI Buy-Out Notice, or CTI of the COH Put Notice, respectively. In the event that the Members receive CTI Common Stock pursuant to this Section 12.8(e), the Members and CTI shall have the rights and obligations set forth in Schedule II. If payment of Fair Market Value in CTI Common Stock would require CTI to obtain shareholder approval under Delaware Law (without regard to CTI's Charter or by-law provisions) or pursuant to the rules and regulations of any self-regulatory organization or securities exchange, then CTI shall pay in shares of CTI Common Stock that portion of Fair Market Value which would not require shareholder approval and the remainder in cash.

          (f) Expiration.  The CTI Buy-Out Right and COH Put Right shall expire
              ----------
at the earlier of (i) the closing of an initial public offering of securities by the Company, or (ii) at such time as CTI's Allocable Share becomes less than 33-1/3%.


                                 ARTICLE XIII
                          DISSOLUTION AND WINDING UP

     13.1 DISSOLUTION. The Company shall be dissolved and its affairs wound up
          -----------
upon the first to occur of the following events ("Dissolution Event"):
                                                  -----------------

          (a) the expiration of the term described in Section 2.6 hereof;

          (b) the unanimous written consent of all of the Members;

          (c) an event which makes it unlawful for the Company business to be continued;

          (d) the sale or disposition of all or substantially all of the Company's assets and properties;

          (e) a material breach of this Operating Agreement in accordance with
Section 13.3;

          (f) non-renewal of the License Agreement under Section 4.2(e) thereof;

          (g) the entry of a decree of judicial dissolution under Section 18-802 of the Act; and

          (h) the withdrawal, Bankruptcy or dissolution of CTI or COH, including the occurrence of any event that terminates the continued membership of CTI or COH in the Company under the Act, unless the business of the Company is continued by the unanimous vote of the remaining Members (calculated without regard to any Member that has withdrawn, entered Bankruptcy or been dissolved) within ninety (90) days following the occurrence of any such event.

     13.2 EFFECT OF DISSOLUTION. Upon dissolution, the Company shall cease
          ---------------------
carrying on as distinguished from winding up the Company business; however, the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of the State of Delaware. The Liquidating Trustee shall in an orderly manner wind up the affairs of the Company and make an accounting of the Capital Account of each Member and of the Company assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

     13.3 DISTRIBUTION OF ASSETS ON DISSOLUTION. Upon the winding up of the
          -------------------------------------
Company, the Company Property shall be distributed:

          (a) to creditors, including Members who are creditors (other than by reason of the operation and effect of Sections 18-601 or 18-604 of the Act) to the extent otherwise permitted by law in satisfaction of the Company's liabilities; and then

          (b) to the establishment of any reserves which the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company, which reserves may be paid over by the Liquidating Trustee to an agent, as escrowee, to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidating Trustee shall deem advisable, for distributing the balance thereafter remaining in the manner hereinafter provided; and then

          (c) to Members in satisfaction of liabilities for distributions under
Section 18-601 or Section 18-604 of the Act; and then

          (d) thereafter, to Members to the extent of and in proportion with their respective positive Capital Accounts; and then

          (e) the remainder, if any, to the Members in proportion to their respective Allocable Shares as in effect at the moment of the event giving rise to such dissolution.

     13.4 WINDING UP AND CERTIFICATE OF CANCELLATION. The winding up of the
          ------------------------------------------
Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered to the Secretary of the State of Delaware for filing. The certificate of cancellation shall set forth the information required by the Act.

     13.5 TERMINATION. A reasonable time shall be allowed for the orderly
          -----------
liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Executive Committee (or other Person winding up the Company's affairs) to minimize the normal losses attendant upon a liquidation. Each of the Members shall be furnished, by the Executive Committee, with a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation. Upon compliance with the distribution plan set forth in Section 13.3 hereof (including payment over to the agent-escrowee if there are sufficient funds therefor), the Company terminates.

     13.6 USE OF COMPANY IDENTITY. Unless the Members agree otherwise in a
          -----------------------
signed written agreement approved by Unanimous Vote of the Executive Committee, no Member or Affiliate shall use the Company's telephone number, name (or any deceptively similar name), trademarks, service marks, trade names or logo.


                                  ARTICLE XIV
                                   AMENDMENT

     This Operating Agreement may be amended or modified from time to time only by a written instrument adopted by the Unanimous Vote of the Executive Committee and by its execution of this Operating Agreement each Member agrees to be bound by the terms of any amendment or modification determined by Unanimous Vote of the Executive Committee. No Member shall have any vested rights in this Operating Agreement which may not be modified through an amendment to this Operating Agreement.


                                  ARTICLE XV
                           MISCELLANEOUS PROVISIONS

     15.1 ENTIRE AGREEMENT. This Operating Agreement represents the entire
          ----------------
agreement with respect to the subject matter hereof among all the Members and between the Members and the Company.

     15.2 SUCCESSORS AND ASSIGNS. Subject to the provisions on Disposition set
          ----------------------
forth herein, this Operating Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     15.3 GOVERNING LAW; CONSENT TO ARBITRATION.
          -------------------------------------

          (a) Governing Law.  THIS Operating Agreement SHALL BE GOVERNED BY AND
              -------------
INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

          (b)  Dispute Resolution.
               ------------------

               (i) Arbitration. Any controversy, claim or dispute among the
                   -----------
Members, directly or indirectly, concerning this Agreement or the breach hereof or the subject matter hereof, but not including (i) questions concerning the scope and applicability of this dispute resolution clause and (ii) controversies, claims or disputes regarding Company Intellectual Property, shall be submitted by the Members to arbitration by JAMS/Endispute, Inc. or its successor ("JAMS") in San Francisco, California. Such arbitration shall be
            ----
undertaken by three neutral arbitrators (the "Arbitrators") one of whom shall be
                                              -----------
selected by CTI, one by COH, and one of whom shall be chairperson of the arbitral tribunal and shall be chosen by agreement between the first and second Arbitrators. COH and CTI shall select such Arbitrators within fifteen (15) days after the Member desiring arbitration notifies the other Members in writing. Such notice demanding arbitration shall state specifically the question or questions to be submitted for decision or the point or point in controversy and shall include such Member's selection of an Arbitrator. If, at the expiration of fifteen (15) days from receipt of such notice, the Members of COH or CTI, after receiving such notice have not informed the Member demanding the arbitration of its selection of a second arbitrator, the Member making the demand may make such selection. The first and second Arbitrators shall select a third Arbitrator within fifteen (15) days from the date of the appointment of the second Arbitrator. If the first and second Arbitrators cannot agree as to a third Arbitrator, such third Arbitrator may be appointed upon ten (10) days' notice upon application of either COH or CTI to the chief or presiding judge, or judge acting as chief of or presiding judge, of the Superior Court of California in and for the county of San Francisco. The arbitral tribunal shall set the dates, time and place for each hearing shall give to each of the Members at least thirty (30) days' advance written notice of the date, time and place of the initial hearing and shall proceed without delay to hear and determine the matters in dispute. Such arbitration shall be conducted in such manner as the Arbitrators shall determine, consistent with the JAMS Rules of Practice and Procedure for Arbitration. To the extent herewith, the arbitration shall be governed by the laws of the State of California. Each Member shall bear any expenses incurred by it prior to arbitration, including legal and accounting fees, if any, with respect to any disagreement hereunder. If the matter is submitted to arbitration, the Arbitrators shall designate the Member or Members to bear the expenses of such arbitration and/or the respective amounts to be borne by each Member. In making such an allocation of costs, the Arbitrators shall be expressly instructed by the Members that, absent extraordinary circumstances, the prevailing Member or Members in such a proceeding, shall be entitled to reimbursement for its or their reasonable attorneys' fees and other reasonable expenses incurred in connection therewith by the nonprevailing Members. The Arbitrators shall render their written decision in respect of the controversy at issue within ninety (90) days after the date on which a notice demanding arbitration is first given. The determination of the Arbitrators as to any matter submitted to arbitration shall be conclusive and binding upon the Members hereto; provided, however, that in no event shall the Arbitrators award indirect, consequential, special or punitive damages or loss of profits. A written transcript of the proceedings shall be prepared at the expense of the Member requesting such transcript, if any, or, if all Members hereto shall so request, they shall share the cost equally. The Arbitrators shall have the power to enforce the discovery rights and obligations set forth in clause (3) below. The Members hereto agree that they will cooperate in good faith in such proceedings in order to work toward the prompt resolution of the subject conflict.

          (ii) Consent to Jurisdiction.  The Members agree that any action
               -----------------------
arising out of enforcement of any arbitration decision shall be brought in the San Francisco division of the United States District Court for the Northern District of California. The Members consent to the venue and personal jurisdiction of those courts in any action brought pursuant to the provisions hereof. Each Member hereby waives any right it may have to transfer or change the venue of any enforcement of any arbitration decision brought against it by another Member in connection with this Agreement in accordance with this clause
(2) and each Member hereby waives any claim of forum non conveniens. In the event that any Member hereto shall be required to take any action to enforce any such judgment, such Member shall be entitled to reimbursement for its reasonable attorneys' fees and other reasonable expenses in connection therewith by the nonprevailing Member or Members.

          (iii) Discovery.  In connection with any arbitration proceeding
                ---------
under clause (i) above, each Member shall have full access to the relevant books and records of the other employee, agent or officer of any other Member for testimony and all other rights to discovery afforded under the Code of Civil Procedure of the State of California (as well as the rules or laws applicable to a court proceeding in the Superior Court of California in and for the county in which such proceedings take place) all of which shall be fully enforceable by the Arbitrators or, if they fail to effect such enforcement, by the California Superior Court having jurisdiction over such matters; provided, however, that any discovery by the Members to the arbitration shall be performed within a discovery period to be defined and limited by the Arbitrators (which period shall not exceed sixty (60) days).

     15.4 NOTICES. All notices required or permitted to be given or made under
          -------
this Operating Agreement shall be given or made in writing. Such notices shall be delivered by hand delivery, by facsimile or similar electronic means, by nationally recognized overnight courier, or by certified or registered mail, return receipt requested, addressed as set forth in Exhibit F hereof or any amendment thereto. Any party may change its address for the purpose of this
Section 15.4 by notice to the other(s) given in the manner set forth above.

     15.5 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER OPERATING AGREEMENT.
          ---------------------------------------------------------------
This Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assignees. This

Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person (other than any Person with a right to indemnification under Section 6.8 hereof). Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

     15.6 NO ACTION FOR PARTITION. No Member shall have any right to maintain
          -----------------------
any action for partition with respect to the property of the Company.

     15.7 TITLE TO COMPANY PROPERTY. Title to Company Property shall be held in
          -------------------------
the name of the Company or its nominee.

     15.8 CONFIDENTIALITY. Except as otherwise provided in the Ancillary
          ---------------
Agreements, or hereinafter provided, the Company and each Member (a) shall treat as confidential and not disclose to any unauthorized third party (including a Member's employees or Affiliates have no need to know) any confidential information, technical data, or know-how, including, but not limited to, that which relates to research, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing or finances, or other business or technical information obtained either directly or indirectly from any other Member pursuant to this Operating Agreement and designated by such Member as confidential in writing prior to or at the time of delivery pursuant to this Agreement, or confidential information developed or acquired on behalf of the Company by the Executive Committee or the Company's Officers or employees (collectively "Confidential Information"), and (b) shall not use any such
               ------------------------
Confidential Information for any purpose other than in connection with the activities of the Company pursuant to this Operating Agreement. The limitations in this Section 15.8 shall not apply to the extent Confidential Information: (i) was already in the possession of the receiving Member, or its Affiliate, at the time it obtained such Confidential Information; (ii) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving Member, or its Affiliate, (iii) was or is lawfully made available to such Member or its Affiliate without restriction by any Person which is not bound by an obligation of confidentiality or use with respect to the information; (iv) was or is independently developed by such Member or its Affiliate; or (v) is required to be disclosed by operation of law or regulation, required in any Proceeding, requested by a regulatory body and the disclosing Member deems it advisable, in its discretion, to comply with the request, or deemed advisable to be disclosed in the good faith judgment of the disclosing Member in any Proceeding. In the event disclosure is required or requested, the disclosing Member shall exercise all reasonable efforts to disclose such Confidential Information pursuant to a confidentiality agreement or protective order. Nothing in this Section 15.8 shall be construed to prohibit a Member's disclosure of Confidential Information to its attorneys, auditors, or other consultants. The obligations set forth in this Section 15.8 shall survive the termination of this Operating Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement to be executed and delivered as of the date first above written.

                              CELL THERAPEUTICS, INC.



                              By: ________________________
                              Title: _____________________


                              CITY OF HOPE NATIONAL MEDICAL CENTER



                              By: ________________________
                              Title: _____________________

                                   EXHIBIT A

                                 CELL CITY, LLC
                              ADMISSION AGREEMENT


                                   [RESERVED]

                                   EXHIBIT B
                                ALLOCABLE SHARES



               NAME:                          Share (%)
               ----                           ---------

               CTI                                  70
               COH                                  30

                                  EXHIBIT C-1
             CAPITAL CONTRIBUTIONS - INITIAL CAPITAL CONTRIBUTIONS

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)


               NAME:                          Amount ($)
               ----                           ----------

               CTI                               $*****
               COH                               $***** (License)

                                  EXHIBIT C-2
           CAPITAL CONTRIBUTIONS - CTI DEFERRED CAPITAL CONTRIBUTIONS


(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

CTI Deferred Capital Contributions shall consist of $****** to be used for research activities to be conducted pursuant to the initial development plan and budget attached hereto as Schedule I and the Services Agreements. Unless otherwise determined by a Majority Vote of the Executive Committee, the Initial Capital Contributions made by CTI with respect to the activities set forth in this Initial Development Plan and Budget shall be payable as follows: $***** at Effective Date and $***** at the end of each full calendar quarter after the Effective Date until the aggregate of such payments equals $*****.

                                   EXHIBIT D
                               LICENSE AGREEMENT



                         See Attached License Agreement

                                   EXHIBIT E
                            CERTIFICATE OF FORMATION



                            CERTIFICATE OF FORMATION
                                       OF
                                 CELL CITY, LLC

          This Certificate of Formation is being executed as of December 17, 1997, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Act, 6 Del. C. Sections 18-101, et seq. (the "Act").
                                  ---  -                   -- ---        ---

          The undersigned, being duly authorized to execute and file this Certificate, do hereby certify as follows:

          1.   Name.  The name of the limited liability company is Cell City,
               ----
LLC (the "Company").
          -------

          2.   Registered Office and Registered Agent.  The Company's registered
               --------------------------------------
office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company, Inc.

          3.   Dissolution.  The Company does not have a specific date of
               -----------
dissolution.

          4.   Management.  The business and affairs of the Company shall be
               ----------
managed by or under the direction of the Members.

          IN WITNESS WHEREOF, the undersigned, being all the Members of the Company, have duly executed the Certificate of Formation as of the day and year first above written.

                                         CELL THERAPEUTICS, INC.

                                         By: __________________
                                         Title: _______________


                                         CITY OF HOPE NATIONAL MEDICAL CENTER

                                         By: __________________
                                         Title: _______________

                                   EXHIBIT F
                              ADDRESS FOR NOTICES


     City of Hope National Medical Center
     1500 East Duarte Road
     Duarte, California 91010

     Attention:  Charles Balch, Chief Executive Officer
                 Glenn Krinsky, General Counsel



     Cell Therapeutics, Inc.
     201 Elliott Avenue West, Suite 400
     Seattle, Washington  98119

     Attention:  James A. Bianco, M.D.
                 President and Chief Executive Officer



                                      F-1